Exhibit 10.19

April 30, 2021

Lou Ferraro
[Delivered Electronically]

Re: Executive Employment Letter

Dear Lou,

As an Executive Vice President of the Company, I am pleased to inform you that you have been identified as a Tier One Executive and officer of the Company. Your employment will be governed by the terms and conditions of the Tier One Executive Employment Plan, a copy of which is attached hereto. As such, you will now receive the benefits and be subject to the obligations set forth in the attached Plan.

Please be aware that you still retain the option, as does the Company, of ending your employment at any time, with or without notice and with or without cause. As such, your employment is at-will and neither this nor any other oral or written representations may be considered a contract for any specific period of time.

We are excited about you being named a Tier One Executive and officer, and look forward to your contributions to the Synchronoss mission. Please verify the acceptance of your role as a Tier One Executive and officer by signing below and indicating the date on which you signed.
Should you have any questions, please do not hesitate to contact me. Regards,

/s/ Jeffrey Miller
Jeffrey Miller
President & CEO

Acceptance Signature    Date

Highly Confidential

TIER ONE EXECUTIVE EMPLOYMENT PLAN

In addition to the terms of your offer letter or executive employment letter (“Offer Letter”) with Synchronoss Technologies, Inc., a Delaware corporation (the “Company”), the employment of each Tier One Executive (“Executive”) shall be governed by the terms and conditions set forth in this Tier One Executive Employment Plan (the “Plan”).

1.Scope of Employment.

(a)Position and Compensation. Executive shall be employed by the Company in the position and at the location provided in the Offer Letter and at the base salary and annual target bonus percentage set forth in the Offer Letter. Executive shall not be entitled to an incentive bonus if Executive is not employed by the Company on the last day of the fiscal year for which such bonus is payable. Any bonus for a fiscal year shall be paid within 2½ months after the close of that fiscal year. The determinations of the Company’s Board of Directors or its Compensation Committee with respect to such bonus shall be final and binding. The Offer Letter shall also include any initial equity awards to be granted to the Executive, which shall be governed by the respective equity award agreement of the Company.
(b)Obligations to the Company. During Employment, Executive (i) shall devote substantially all of Executive’s full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company, (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time and (v) shall comply with the Proprietary Information and Inventions Agreement. This provision shall not restrict Executive’s ability to sit on one non-profit board and, subject to review and written approval by the CEO, Executive may request to sit on one corporate board.

(c)No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations hereunder. Executive represents and warrants that he will not use or disclose, in connection with Executive’s Employment, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that Executive’s Employment will not infringe or violate the rights of any other person. Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

(d)Indemnification/D&O Insurance. To the maximum extent permitted by applicable law and the Company’s by-laws, the Company shall indemnify Executive for all acts and omissions by him and any action on his part while acting in such capacity, and for losses that arise from serving at the request of the Company or a subsidiary thereof as a director, officer, employee or agent of another corporation, partnership, joint
(e)

venture, trust, employee benefit plan or other enterprise. Executive shall be covered by directors’ and officers’ liability insurance on a basis no less favorable than provided to directors and officers of the Company, including “tail” coverage.

2.Paid Time Off and Employee Benefits. During Executive’s Employment, Executive shall be eligible for paid time off in accordance with the Company’s paid time off policy, as it may be amended from time to time, with a minimum of 20 paid time off days per year (accruing for each year on the first day of such year), and any United States Company-wide holidays; provided, however, Executive shall not be entitled to carry over any paid time off days from year to year. During Executive’s Employment, Executive shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the terms and conditions of the plan in question.

3.Business Expenses. During Executive’s Employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with Executive’s duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. Notwithstanding anything to the contrary herein, except to the extent any expense or reimbursement provided hereunder does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (b) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and
(c) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit.

4.Termination.

(a)Termination of Employment. The Company may terminate Executive’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving Executive 30 days’ advance notice in writing. Executive may terminate Executive’s Employment by giving the Company 30 days’ advance notice in writing. The Company shall have the right at any time during such 30-day period, to relieve Executive of Executive’s offices, duties and responsibilities and place him on a paid leave-of- absence status, provided that during such notice period, Executive shall remain a full- time employee of the Company and shall continue to receive Executive’s then current salary compensation and other benefits as provided herein. Executive’s Employment shall terminate automatically in the event of Executive’s death. The termination of Executive’s Employment shall not limit or otherwise affect Executive’s obligations under Section 6.

(b)Rights Upon Termination. Upon Executive’s termination of Employment for any reason, Executive shall be entitled to the compensation, benefits and reimbursements described in Executive’s Offer Letter or hereunder for the period preceding the effective date of such termination or otherwise accrued before such termination. Upon the
(c)

termination of Executive’s Employment under certain circumstances, Executive may be entitled to additional severance pay benefits as described in Section 6. The payments hereunder shall fully discharge all responsibilities of the Company to Executive.

(d)Rights Upon Death. If Executive’s Employment ends due to death, (A) Executive’s estate shall be entitled to receive an amount equal to Executive’s target bonus for the fiscal year in which Executive’s death occurred (or, if greater, the bonus amount determined based on the applicable factors and actual performance for such fiscal year), prorated based on the number of days he was employed by the Company during that fiscal year, and (B) all stock options, shares of restricted stock (other than performance-related restricted stock), and other time-based equity awards granted by the Company and held by Executive at the time of his death shall be fully vested. All amounts under this Section 4(c) shall be paid no later than the date regular employees are paid their bonuses.

(e)Rights Upon Permanent Disability. If Executive’s Employment ends due to Permanent Disability and a Separation occurs, (I) Executive shall be entitled to receive (i) an amount equal to Executive’s Target Bonus for the fiscal year in which Executive’s Employment ended (or, if reasonably ascertainable and greater, the bonus amount determined based on the applicable factors and actual performance for such fiscal year), prorated based on the number of days he was employed by the Company during that fiscal year, and (ii) a lump sum amount equal to the product of (A) 24 and (B) the monthly amount the Company was paying on behalf of Executive and Executive’s eligible dependents with respect to the Company’s health insurance plans in which Executive and Executive’s eligible dependents were participants as of the date of Separation, and (II) all stock options, shares of restricted stock (other than performance-related restricted stock) and other time-based equity awards granted by the Company and held by Executive shall be fully vested as of the date of Executive’s Separation. The amounts payable under this Section 5(e) shall be paid no later 60 days after Executive’s Separation.

5.Termination Benefits.

(a)Preconditions. Any other provision of this Plan notwithstanding, Subsections (b) and (c) below shall not apply unless Executive:

(i)Has executed (or, with respect to Section 4(d), the executor or Executive’s estate has executed) a general release of all claims Executive (or Executive’s executor or estate) may have against the Company or persons affiliated with the Company (substantially in the form attached hereto as Exhibit A) (the “Release”);

(ii)Complies with Executive’s obligations under Section 6 below;

(iii)Has returned all property of the Company in Executive’s possession; and

(iv)If requested by the Board, has resigned as a member of the Board and as a member of the boards of directors of all subsidiaries of the Company, to the extent applicable.

Executive must execute and return the Release within the period of time set forth in the Release (the “Release Deadline”). The Release Deadline will in no event be later than

50 days after Executive’s Separation. If Executive fails to return the Release on or before the Release Deadline or if Executive revokes the Release, then Executive will not be entitled to the benefits described in this Section 5.

(b)Severance Pay in the Absence of a Change in Control. If, during Executive’s employment with the Company and not at a time described in subsection (c) below, Executive resigns Executive’s Employment for Good Reason and a Separation occurs, or the Company terminates Executive’s Employment with the Company for a reason other than death, Cause or Permanent Disability and a Separation occurs, then the Company shall pay Executive a lump sum severance payment equal to (i) one and one-half times Executive’s Base Salary in effect at the time of the termination of Employment and one and one-half times Executive’s average annual bonus based on the actual amounts received in the immediately preceding two years, and (ii) the product of (A) 12 and (B) the monthly amount the Company was paying on behalf of Executive and Executive’s eligible dependents with respect to the Company’s health insurance plans in which Executive and Executive’s eligible dependents were participants as of the date of Separation. In the event that Executive Employment is terminated for a reason other than death, Cause or Permanent Disability or Executive resigns Executive’s Employment for Good Reason under this Subsection (b) within two years after commencement of employment with the Company, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall use Executive’s Target Bonus in the year of termination if such termination under this Subsection (b) occurs in the first year of employment with the Company and the actual bonus Executive received during the first year of employment with the Company if such termination under this Subsection
(b)occurs in the second year of employment with the Company. However, the amount of the severance payment under this Subsection (b) shall be reduced by the amount of any severance pay or pay in lieu of notice that Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).

(c)Severance Pay in Connection with a Change in Control. If, during Executive’s employment with the Company and within (i) 120 days prior to or (ii) 24 months following a Change in Control, Executive is subject to an Involuntary Termination, then (i) the Company shall pay Executive a lump sum severance payment equal to (x) two times Executive’s Base Salary in effect at the time of the termination of Employment plus two times Executive’s average bonus received in the immediately preceding two years, and
(y) a lump sum amount equal to the product of (A) 18 and (B) the monthly amount the Company was paying on behalf of Executive and Executive’s eligible dependents with respect to the Company’s health insurance plans in which Executive and Executive’s eligible dependents were participants as of the date of Separation and (ii) all stock options, shares of restricted stock (other than performance-related restricted stock that is tied to performance after the Change in Control), and other time-based equity awards) granted by the Company and held by Executive shall be fully vested as of the date of the Involuntary Termination. In the event that Executive is subject to an Involuntary Termination under this Subsection (c) within two years after commencement of employment with the Company, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall use Executive’s Target Bonus in the year of the Involuntary Termination if such termination under this Subsection (c) occurs in the first year of employment with the Company and the actual bonus Executive received during the first year of employment with the Company if such termination under this Subsection (c) occurs in the second year of employment with the Company. However, the amount of the severance payment under this Subsection (c) shall be reduced by the amount of any severance pay or pay in lieu of notice that Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).

(d)Commencement of Severance Payments. Payment of the severance pay provided for hereunder will be made no later than the first regularly scheduled payroll date that occurs no later than 50 days after Executive’s Separation, but only if Executive has complied with the release and other preconditions set forth in Subsection (a) (to the extent applicable). However, except as provided in the next following sentence, if the 50-day period described in Section 5(a) spans two calendar years, then the payment will be made on the first payroll date in the second calendar year following expiration of the applicable revocation period. In the event that Executive experiences an Involuntary Termination immediately at or after a Change in Control, the Company shall work with the surviving company to ensure that any payments due to Executive under subsection (c) above be paid upon the closing of the Change in Control. In addition, if at any time the parties agree that a Good Reason arises after the Change in Control and severance is due to Executive under subsection (c), the Company shall work with the surviving company to insure that any such payments due to Executive are paid promptly after such Good Reason arises.

(e)Section 409A. This Plan shall be construed consistently with the intent that all payments hereunder shall be exempt from the requirements of Section 409A of the Code by reason of the “short-term” deferral exemption or a different exemption. Each payment made under this Plan shall be treated as a separate payment and the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation, then (i) payment of any “nonqualified deferred compensation” (within the meaning of Section 409A) that is payable to Executive upon Separation shall be delayed until the first business day following (A) expiration of the six-month period measured from Executive’s Separation, or (B) the date of Executive’s death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence.

6.Protective Covenants.

(a)Non–Competition. As one of the Company’s executive and management personnel and officer, Executive has acquired extensive and valuable knowledge and confidential information concerning the business of the Company, including certain trade secrets the Company wishes to protect. Executive further acknowledges that during Executive’s employment he will have access to and knowledge of Proprietary Information. To protect the Company’s Proprietary Information, and in consideration of the terms of this Plan, Executive agrees that during Executive’s employment with the Company and for a period of twelve (12) months after the termination of Executive’s employment with the Company for any reason, whether hereunder or otherwise (the “Restricted Period”), Executive will not without the Company’s approval (which shall not be unreasonably
(b)

withheld), directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Restricted Business in a Restricted Territory. It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation or (ii) any stock he presently owns shall not constitute a violation of this Section.

(c)Non-Solicitation and Non-Servicing. During Executive’s employment with the Company and continuing for a period of twelve (12) months after termination of Executive’s employment with the Company for any reason, whether under this Agreement or otherwise, Executive shall not directly or indirectly, personally or through others,

(i)attempt in any manner to solicit, persuade or induce any Client of the Company to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase or licensing of products or services manufactured, marketed, licensed or sold by the Company, or to become a Client of or enter into any contractual or other relationship with Executive or any other individual, person or entity in regard to the purchase or license of products or services similar or identical to those manufactured, marketed or sold by the Company; or
(ii)attempt in any manner to solicit, persuade or induce any individual, person or entity which is, or at any time during Executive’s employment with the Company was, a supplier of any product or service to the Company or vendor of the Company (whether as a distributor, agent, employee or otherwise) to terminate, reduce or refrain from renewing or extending Executive’s, Executive’s contractual or other relationship with the Company; provided, however, this subparagraph (ii) shall not apply to any employee of the Company who reports in to Executive’s organization, was recommended by Executive and had worked with Executive at at least two prior organizations; or
(iii)render to or for any Client any services of the type rendered by the Company; or
(iv)employ as an employee or retain as a consultant any person who is then, or at any time during the preceding twelve months was, an employee of or consultant to the Company (unless the Company had terminated the employment or engagement of such employee or exclusive consultant prior to the time of the alleged prohibited conduct), or persuade or attempt to persuade any employee of or consultant to the Company to leave the employ of the Company or to breach any service arrangement with the Company.
(d)Non-Disclosure. Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference.

(e)Reasonable. Executive agrees and acknowledges that the time limitation on the restrictions in this Section 6, combined with the geographic scope, is reasonable. Executive also acknowledges and agrees that this provision is reasonably necessary for the protection of Proprietary Information, that through Executive’s employment he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s
(f)

business value which will be imparted to him. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

7.Successors.

(a)Company’s Successors. This Plan shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes hereunder, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Plan.

(b)Employee’s Successors. This Plan and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Taxes.

(a)Withholding Taxes. All payments made hereunder shall be subject to reduction to reflect applicable withholding and payroll taxes or other deductions required to be withheld by law.

(b)Tax Advice. Executive is encouraged to obtain Executive’s own tax advice regarding Executive’s compensation from the Company. Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive shall not make any claim against the Company or the Board related to tax liabilities arising from Executive’s compensation.

(c)Parachute Taxes. Notwithstanding anything in this Plan to the contrary, if it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms hereunder or otherwise (“Total Payments”) to be made to Executive would otherwise exceed the amount (the “Safe Harbor Amount”) that could be received by Executive without the imposition of an excise tax under Section 4999 of Code, then the Total Payments shall be reduced to the Safe Harbor Amount 9f (and only if) the Safe Harbor Amount (net of applicable taxes) is greater than the net amount payable to Executive after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments. All determinations to be made under this subparagraph (c) shall be made by a public accounting firm selected by the Company before the date of the Change in Control (the “Accounting Firm”). In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for Executive pursuant to Section 6 above, and the amount of Executive’s potential parachute payment under Section 280G of the Code shall be reduced by the value of those restrictive covenants and all other permissible adjustments to the extent consistent with Section 280G of the Code and the regulations thereunder. To the extent a reduction to the Total Payments is required to be made in accordance with this subparagraph (c), such reduction and/or cancellation of acceleration
(d)

of equity awards shall occur in the order that provides the maximum economic benefit to Executive. In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to Executive. Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this subparagraph (c) shall be borne solely by the Company.

9.Definitions.

(a)Cause. For all purposes under this Plan, “Cause” shall mean:

(i)An intentional and unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)A material breach by Executive of any material agreement between Executive and the Company;

(iii)A material failure by Executive to comply with the Company’s written policies or rules;

(iv)Executive’s conviction of, indictment for or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(v)Executive’s gross negligence or willful misconduct which causes material harm to the Company;

(vi)A continued failure by Executive to perform reasonably assigned duties after receiving written notification of such failure from the Board (other than by reason of Executive’s physical or mental illness, incapacity or disability); or

(vii)A failure by Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested in writing Executive’s cooperation, and Executive has not cooperated in good faith within 5 business days.

With respect to subparagraphs (ii), (iii) or (vi), the Company shall not have the right to terminate Executive for Cause if Executive cures the breach or failure within 30 days of the Company’s written notice to Executive of such breach or failure.
(b)Change in Control. For all purposes under this Plan, “Change in Control” shall mean the occurrence of:

(i)The acquisition, by a person or persons acting as a group, of the Company's stock that, together with other stock held by such person or group,
(ii)

constitutes more than 50% of the total fair market value or total voting power of the Company;
(iii)The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of 30% or more of the total voting power of the Company;
(iv)The replacement of a majority of the members of the Board, during any 12-month period, by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or
(v)The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of the Company's assets having a total gross fair market value (determined without regard to any liabilities associated with such assets) of 80% or more of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless such transaction also qualifies as an event under Treas. Reg. §1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treas. Reg. §1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treas. Reg. §1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation's assets).
(c)Client. For all purposes under this Plan, “Client” shall mean (i) anyone who is a client of the Company as of, or at any time during the one-year period immediately preceding, the termination of Executive’s employment, but only if Executive had a direct relationship with, supervisory responsibility for or otherwise were involved with such client during Executive’s employment with the Company and (ii) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time during the one-year period immediately preceding, or six-month period immediately following, Executive’s employment termination (but only if initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the termination date, and only if Executive participated in or supervised such presentation and/or its preparation or the discussions leading up to it).

(d)Code. For all purposes under this Plan, “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)Company. For all purposes under this Plan, “Company” shall include Synchronoss Technologies, Inc. and all of its subsidiaries and affiliates.

(f)Good Reason. For all purposes under this Plan, “Good Reason” shall mean:

(i)a material dimunition in Executive’s authorities, duties or responsibilities;

(ii)a reduction in Executive’s base salary by more than 10% unless pursuant to a Company-wide salary reduction affecting all Executives proportionately;

(iii)relocation of Executive’s principal workplace that results in an increase to Executive’s commute by more than 50 miles;
(iv)

(v)a material reduction in the kind or level of incentive compensation or employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall compensation and benefits package is significantly reduced, unless such reduction occurs solely as a result of a reduction in the kind or level of employee benefits of employees that applies for all employees of the Company; or

(vi)a material breach by the Company of this Agreement.

A condition shall not be considered “Good Reason” unless Executive gives the Company written notice of such condition within 90 days Executive has knowledge of such condition and the Company fails to remedy such condition (or in the case of (v) remedy such breach) within 30 days after receiving Executive’s written notice. In addition, Executive’s resignation must occur within 12 months after Executive has knowledge of such condition.
(g)Involuntary Termination. For all purposes under this Plan, “Involuntary Termination” shall mean either (i) the Company terminates Executive’s Employment with the Company for a reason other than death, Cause or Permanent Disability and a Separation occurs, or (ii) Executive resigns Executive’s Employment for Good Reason and a Separation occurs.

(h)Permanent Disability. For all purposes under this Plan, “Permanent Disability” shall mean, in the reasonable determination by the Compensation Committee, Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, for a period of at least 180 consecutive days because of a physical or mental impairment.

(i)Proprietary Information. For all purposes under this Plan, “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, Proprietary Information includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company.

(j)Restricted Business. For all purposes under this Plan, “Restricted Business” shall mean the design, development, marketing or sales of software, or any other process, system, product, or service marketed, sold or under development by the Company (and expected to reach market before the end of the Restricted Period) at the time Executive’s employment with the Company ends, whether during or after the Term.

(k)Restricted Territory. For all purposes under this Plan, “Restricted Territory” shall mean any state, county, or locality in the United States or around the world in which the Company conducts business.

(l)Separation. For all purposes under this Plan, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
(m)

(n)Solicit. For all purposes under this Plan, “solicit” shall mean (i) active solicitation of any Client or Company employee (but not general marketing of a product, service or open position not targeted at such employee); (ii) the provision of information regarding any Client or Company employee to any third party where such information could be useful to such third party in attempting to obtain business from such Client or attempting to hire any such Company employee; (iii) participation in any meetings, discussions, or other communications with any third party regarding any Client or Company employee where the purpose or effect of such meeting, discussion or communication is to obtain business from such Client or employ such Company employee; and (iv) any other passive use of information about any Client or Company employee which has the purpose or effect of assisting a third party or causing harm to the business of the Company.

10.Miscellaneous Provisions.

(a)Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)Modifications and Waivers. No provision of this Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Whole Agreement. This Plan and the Proprietary Information and Inventions Agreement supersede and replace any prior agreements, representations or understandings (whether oral or written and whether express or implied) between Executive and the Company and constitute the complete agreement between Executive and the Company regarding the subject matter set forth herein; provided that nothing in this Agreement shall supersede an express promise made by the Company in Executive’s Offer Letter.

(d)Choice of Law and Severability. This Plan shall be interpreted in accordance with the laws of the State of New Jersey (except their provisions governing the choice of law). If any provision of this Plan becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Plan shall continue in full force and effect. If any provision of this Plan is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with
(e)

the Law. All the other terms and provisions of this Plan shall continue in full force and effect without impairment or limitation.

(f)No Assignment. This Plan and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Plan to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g)Survival. The rights and obligations of the parties under the provisions of this Plant (including without limitation Section 6 shall survive, and remaining binding and enforceable, notwithstanding the termination of Executive’s employment hereunder or otherwise, to the extent necessary to preserve the intended benefits of such provision.